Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports Fourth Quarter and Year End 2014 Financial Results

Management to Review Results and Provide General Update in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - March 9, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter and year ended December 31, 2014. The net loss for the fourth quarter was $6.7 million compared to $5.7 million during the same quarter in 2013. The net loss for the years ended December 31, 2014 and 2013 was $36.7 million and $39.6 million, respectively. At December 31, 2014, Alexza had consolidated cash, cash equivalents, marketable securities, and restricted cash of $37.5 million.

“During 2015 and beyond, we see several value opportunities for Alexza,” said Thomas B. King, President and CEO of Alexza. “We believe we will see continued uptake of ADASUVE® , based on the foundation established by Teva in the U.S., and Ferrer in the EU and Latin America. Teva and Ferrer continue to make progress with the number of hospitals and physicians utilizing ADASUVE. We continue to feel confident about the long-term potential of ADASUVE, given the satisfaction we hear from doctors and patients who have used the product and found it to be safe and effective.”

King continued, “Beyond ADASUVE, we are excited about our evolving pipeline, with a goal of deriving value from our Staccato® technology. We have two product candidates in active development. We initiated a Phase 2a study with AZ-002 (Staccato alprazolam) in a subset of epilepsy patients. Additionally, in 2015 we expect to commence a Phase 2 clinical trial with AZ-007 (Staccato zaleplon) for the treatment of middle of night awakening.”

Alexza Business Updates

•	During the fourth quarter, Ferrer began marketing ADASUVE in three additional EU countries, bringing the total to 12 countries where ADASUVE is being marketed in the EU. As of March 2015, Ferrer has received ADASUVE approval in seven Latin American countries and currently markets the product in Guatemala. Ferrer anticipates additional EU Member States and Latin American country approvals and launches in 2015 and 2016.

•	During the fourth quarter, Teva continued its commercial efforts with ADASUVE in the U.S., increasing the number of hospitals who have completed the pharmacy & therapeutics committee review process and/or the REMS enrollment process.

•	In December 2014, Alexza amended its commercial Manufacturing and Supply Agreement with Autoliv ASP, Inc. Autoliv manufactures chemical heat packages, a key component of Alexza’s single-dose Staccato system, including ADASUVE. The Amendment nullified the letter of termination received by Alexza in October 2013 and the parties extended the agreement through 2018. In addition, Alexza has the right to engage a second source supplier and implement a manufacturing line transfer to manufacture and supply the chemical heat packages from Autoliv to Alexza or its licensees.

•	In December 2014, Alexza and Ferrer announced that the Spanish-based publication Diario Médico included ADASUVE in its “Best Ideas of 2014” awards. The Best Ideas awards by Diario Médico acknowledge the daily work of persons, institutions or enterprises that contributed to the improvement of medicine, healthcare, and public health during the previous year.

•	In January 2015, Alexza initiated a Phase 2a study of AZ-002 (Staccato alprazolam), which is being developed for the management of epilepsy in patients with acute repetitive seizures (ARS). ARS occurs in a subset of patients with epilepsy who regularly experience breakthrough seizures, despite treatment with a regular regimen of anti-epileptic drugs.

•	Alexza has reinvigorated the AZ-007 (Staccato zaleplon) program in its product development pipeline. AZ-007 is being developed for the treatment of insomnia in patients who have difficulty falling asleep, including those patients with middle of the night awakening who have difficulty falling back asleep. The Company plans to initiate a Phase 2 clinical study with AZ-007 in 2015.

•	Alexza is developing the next-generation of the Staccato platform, a “smart” Staccato intended to take advantage of the current electronics in the single and multiple dose platforms and those that could be added. These smart features can be incorporated into Alexza’s current product candidate pipeline, including AZ-002 and AZ-007.

Financial Results - Periods Ended December 31, 2014 and 2013

Alexza recorded revenues of $1.5 million and $5.6 million in the quarter and year ended December 31, 2014, respectively, compared to $1.3 million and $47.8 million in the same periods in 2013, respectively. Revenues consist of: i) product sales from units of ADASUVE sold to Teva and Ferrer, ii) the amortization of the upfront payments received from Ferrer, iii) milestone revenues from Ferrer, iv) royalty revenues from Teva for U.S. sales and v) licensing revenues.

Revenues for the quarter and year ended December 31, 2014 and 2013 were as follows (in thousands):

	Q4	Q4	YTD	YTD
	2014	2013	2014	2013
Product sales	$918	$580	$2,564	$874
Amortization of upfront payments	530	729	1,987	2,915
Milestone revenue	—	—	1,000	1,250
Royalty revenue	6	—	10	—
License revenue	—	—	—	42,800

Total revenues	$1,454	$1,309	$5,561	$47,839

GAAP operating expenses were $8.7 million and $43.0 million in the quarter and year ended December 31, 2014, respectively, and $10.7 million and $46.1 million in the same periods in 2013, respectively.

Cost of goods sold were $4.0 million and $15.9 million during the quarter and year ended December 31, 2014, compared to $4.3 million and $11.2 million in the same periods in 2013, respectively. Alexza is in the early stages of commercialization and has incurred significantly higher than normal indirect costs in the production of its inventory. These costs are associated with manufacturing start-up costs and low production volumes, and Alexza expects to continue to incur higher than normal indirect costs until it gets closer to normal manufacturing capacity. The decrease in the fourth quarter of 2014 as compared to the fourth quarter of 2013 was a result of a reduction in production costs to adjust for current demand requirements. All costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2013 were expensed as a component of research and development expense.

In 2014, Alexza shipped 21,209 units of ADASUVE to Ferrer for the EU and Latin American markets and 74,097 to Teva for the U.S. market. In 2013, Alexza shipped 27,638 units of ADASUVE to Ferrer and 9,307 units of ADASUVE to Teva.

Research and development expenses were $3.2 million in the quarter and $13.7 million in the year ended December 31, 2014, compared to $2.6 million and $19.1 million in the same periods in 2013, respectively. The decrease in 2014 was partially a result of expenses that related to quality and manufacturing being classified as cost of goods sold or inventory beginning in the second quarter of 2013, rather than research and development expenses. The increase in research and development expenses during the fourth quarter of 2014, as compared to 2013, was the result of costs associated with clinical studies to meet EU post-approval commitments.

General and administrative expenses were $1.6 million in the quarter and $13.3 million in the year ended December 31, 2014, as compared to $3.8 million and $15.8 million in the same periods in 2013, respectively. The decrease in 2014 as compared to 2013 was primarily due to the reversal of share-based compensation expense related to equity awards rescinded in the fourth quarter of 2014 and the reduction in 2014 of pre-commercialization efforts such as market research, including pricing and market segmentation studies that incurred in 2013. Teva assumed these expenses after licensing commercialization rights to ADASUVE in the U.S. in May 2013.

In connection with the exercise of Alexza’s option to purchase all of the outstanding equity of Symphony Allegro, Inc., or Allegro, in 2009, Alexza is obligated to make contingent cash payments to the former Allegro stockholders related to certain payments received by Alexza from future collaboration agreements pertaining to ADASUVE/AZ-104 (Staccato loxapine) or AZ-002 (Staccato alprazolam). In order to estimate the fair value of the liability associated with the contingent cash payments, Alexza prepared several cash flow scenarios for ADASUVE, AZ-104 and AZ-002, which are subject to the contingent payment obligation. Each potential cash flow scenario consisted of assumptions of the range of estimated milestone and license payments potentially receivable from such collaborations and assumed royalties received from future product sales. Based on these estimates, Alexza computed the estimated payments to be made to the former Allegro stockholders. Payments were assumed to terminate in accordance with current agreement terms or, if no agreements exist, upon the expiration of the related patents.

In 2014, Alexza drew down the remaining $10.0 million available under the Teva note and sold 2,000,000 shares of common stock to Ferrer for $8.0 million, which represents a combination of new investment and consideration for the elimination of certain future potential milestone payments. Alexza believes that, based on its cash, cash equivalents, marketable securities and restricted cash balances at December 31, 2014, estimated product revenues, milestone payments associated with the sale of ADASUVE, and its current expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the fourth quarter of 2015. In light of its ongoing costs, investments in ADASUVE manufacturing and product candidate development, and its projected working capital needs, Alexza expects to need to source additional capital to finance its ongoing operations in the next twelve months. Changing circumstances may cause Alexza to consume capital significantly faster or slower than it currently anticipates, or to alter its operations.

Conference Call Information - 5:00 p.m. Eastern Time on March 9, 2015

To access the webcast via the Internet, go to www.alexza.com, under the “Investors” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

1-877-870-4263 or +1-412-317-0790 (international)

Passcode: Please request the Alexza Pharmaceuticals conference call

REPLAY:

1-877-344-7529 or +1-412-317-0088 (international)

Passcode: 10061036

A replay of the conference call may also be accessed at www.alexza.com under the “Investors” link. A replay of the call will be available for 7 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE®, Alexza’s first commercial product, is based on the Staccato system and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in several Latin American countries. ADASUVE is currently being marketed in twelve EU member countries, the United States, and one country in Latin America.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information, please visit www.alexza.com.

Safe Harbor Statement

The anticipated news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$1,454	$1,309	$5,561	$47,839

Operating expenses:
Cost of goods sold	3,952	4,297	15,925	11,209
Research and development	3,195	2,607	13,748	19,082
General and administrative	1,571	3,762	13,344	15,778

Total operating expenses	8,718	10,666	43,017	46,069

Loss from operations	(7,264)	(9,357)	(37,456)	1,770
Change in fair value of contingent consideration liability	2,800	4,100	8,149	(39,913)
Interest and other income/expense, net	(9)	8	13	26
Interest expense	(2,234)	(443)	(7,438)	(1,498)

Net loss	$(6,707)	$(5,692)	$(36,732)	$(39,615)

Net loss per share - basic and diluted	$(0.35)	$(0.33)	$(2.07)	$(2.38)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$15,200	$17,306
Marketable securities	19,574	8,578
Receivables	173	129
Inventory	3,729	3,447
Prepaid expenses and other current assets	3,109	1,453

Total current assets	41,785	30,913
Property and equipment, net	13,953	14,991
Restricted cash	2,757	—
Other assets	3,065	1,168

Total assets	$61,560	$47,072

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	11,517	14,898
Total noncurrent liabilities	101,696	56,149
Total stockholders’ deficit	(51,653)	(23,975)

Total liabilities and stockholders’ deficit	$61,560	$47,072